                                                                     Exhibit 4.1

                         CERTIFICATE OF DESIGNATION OF
                           SERIES OF PREFERRED STOCK

                           FIELDWORKS, INCORPORATED

                           STATEMENT OF DESIGNATION
                                      OF
                      RIGHTS, PREFERENCES AND LIMITATIONS
                                      OF
              SERIES B CONVERTIBLE PARTICIPATING PREFERRED STOCK

     The undersigned hereby certifies that the following resolutions establishing the Series B Convertible Participating Preferred Stock of Fieldworks, Incorporated, a Minnesota corporation (the "Company"), pursuant to
Section 302A.401 of the Minnesota Business Corporation Act were duly adopted by the Board of Directors of the Company on November 20, 1999:

     WHEREAS, the Board of Directors believes that it is in the best interests of the Company to create a class of preferred stock designated as the Series B Convertible Participating Preferred Stock.

     RESOLVED, that the Resolution Establishing the Series, Setting Forth the Designation and Fixing the Relative Rights and Preferences of Series B Convertible Participating Preferred Stock, attached hereto as Exhibit A, is
                                                                   ---------
     hereby adopted.

     FURTHER RESOLVED, that the officers of the Company are authorized and directed to prepare, execute, acknowledge and file such Certificate of Designation with the Secretary of State of Minnesota.

     IN WITNESS WHEREOF, the undersigned, the President and Chief Executive Officer of the Company, being duly authorized on behalf of the corporation, has executed this document the 20th day of November, 1999.

                                     FIELDWORKS, INCORPORATED


                                     By:  /s/ Karen L. Engebretson
                                        -------------------------------------
                                        Karen L. Engebretson
                                        Chief Financial Officer

                                                                       Exhibit A
                                                                       ---------

                           FIELDWORKS, INCORPORATED

                     RESOLUTION ESTABLISHING THE SERIES,
                   SETTING FORTH THE DESIGNATION AND FIXING
                    THE RELATIVE RIGHTS AND PREFERENCES OF
               SERIES B CONVERTIBLE PARTICIPATING PREFERRED STOCK

     Pursuant to the powers expressly granted to the Board of Directors of Fieldworks, Incorporated, a Minnesota corporation (the "Company"), by the provisions of the Articles of Incorporation of the Company and Chapter 302A of the Minnesota Business Corporation Act, the Board of Directors of the Company duly established by written action of the Board of Directors a series of shares consisting of 4,250,000 shares, with the designation of the series and the relative rights and preferences of the series as follows:

     1.   Designation.  The designation of the series of shares is Series B
          -----------
Convertible Participating Preferred Stock (the "Series B Shares") and the number of shares of such series is 4,250,000.

     2.   Dividends.  Dividends shall be payable on the Series B Shares out of
          ---------
funds legally available for the declaration of dividends only if and when declared by the Board of Directors. In no event shall any dividend be paid or declared, nor shall any distribution be made, on the Common Stock, unless the holders of the Series B Shares shall have consented thereto and shall participate in such dividend on a pro rata basis with the holders of Common Stock, counting the Series B Shares on an as-if-converted basis.

     3.   Liquidation Preference. In the event of any liquidation, the holders
          ----------------------
of the Series B Shares then outstanding shall be entitled to receive out of the assets of the Company, prior and in preference to any distribution of any of the assets or surplus funds of the Company to the holders of the Common Stock or any other class of shares of preferred stock of the Company ranking junior to the Series B Shares with respect to payments upon Liquidation (such preferred stock hereinafter called "Junior Liquidation Stock"), and junior to any such distribution to the holders of any class of shares of the Company ranking senior to the Series B Shares in such respect, an amount equal to $1.00 per share plus any accrued and unpaid dividends thereon for each Series B Share (the "preferred amount"). Following any distribution of assets or surplus funds of the Company to the holders of any outstanding series of Junior Liquidation Stock, the remainder of any such assets or, surplus funds shall be distributed to the holders of the Common Stock until each holder shall have received an amount per share equal to the preferred amount. Thereafter, any remaining assets or funds shall be distributed pro rata to the holders of the Common Stock and the holders of the Series B Preferred Stock, counting Series B Shares on an as-if-converted basis. If upon the occurrence of any Liquidation, the assets and funds of the Company available for the distribution to its shareholders shall be insufficient to pay the holders of the Series B Shares the full preferred amount to which they shall be entitled, the holders of the Series B Shares shall share ratably in any distribution of such assets and surplus funds in proportion to the Series B Shares held by them.

     4.   Voting Rights. Each holder of record of Series B Shares shall be
          -------------
entitled to notice of and to attend all meetings of the shareholders of the Company and shall be entitled at each such meeting to a number of votes for each Series B Share held equal to the number of shares of Common Stock into which each share of Series B Shares is then convertible. Each holder of Common Stock shall have one vote on all matters submitted to the shareholders for each share of Common Stock standing in the name of such holder on the books of the Company. Except as otherwise provided in this Section 4 and in Section 5, and except as otherwise required by agreement or law, the holders of the Series B Shares and the holders of Common Stock of the Company shall vote as a single class on all matters submitted to the shareholders.

     5.   Special Voting Rights for Directors.
          -----------------------------------

          (a)  Other than as provided in paragraphs (b) and (c) below of this
Section 5, the number of directors of the Company shall be fixed at seven (7).

          (b) So long as any Series B Shares remain outstanding, the holders of the Series B Shares shall have the right, voting as a class, to elect three (3) directors of the Company, and shall have the right under the circumstances described in paragraph (c) below, voting as a class, to elect two (2) additional directors of the Company (each such director, a "Series B Director"). Such
                                                 -----------------
holders shall have the exclusive right to (i) terminate any Series B Director during his or her term of office, with or without cause; and (ii) to fill any vacancy among the Series B Directors.

          (c) The holders of the Series B Shares, acting by a majority vote, shall have the right to compel the Company to take all necessary action to increase the number of directors from seven (7) to nine (9), and the right to appoint two (2) additional directors to fill the vacancies created by such increase, upon the occurrence of any one or more of the following (each a "Triggering Event"):

               (i) the Company incurs operating losses in excess of $1,000,000 for the fourth quarter of 1999;

               (ii) the Company incurs operating losses in excess of $100,000 for the first quarter of 2000;

               (iii) the Company incurs an operating loss in any amount for the second quarter of 2000;

               (iv) the Company achieves operating income of less than $200,000 in the third quarter of 2000;

               (v) the Company achieves operating income of less than $400,000 in the fourth quarter of 2000;

               (vi) the Company achieves operating income of less than $600,000 in the first quarter of 2001;

               (vii) the Company achieves operating income of less than $800,000 in the second quarter of 2001; or

               (viii) the Company achieves operating income of less than $1,000,000 in any quarter commencing with the third quarter of 2001.

          (d) As used in this Section 5, "operating income" and "operating losses" shall mean, for any period, the amount of operating income or losses for such period, if any, determined in accordance with generally accepted accounting principles applied in a manner consistent with the application of such principles in periods prior to 1999, provided that the impact of any expenses directly attributable to the Management Services Agreement, dated November 20, 1999, between the Company and Glenmount, LLC and revenues or expenses directly attributable to (a) any reversal of prior inventory, warranty or other reserves,
(b) any sale of assets (other than inventory in the ordinary course), and (c) any business acquired by the Company after the date hereof through merger, acquisition of securities, acquisition of assets or otherwise, in each case, shall be excluded from the determination of operating income or operating losses pursuant to this sentence.

          (e) This right of the holders of the Series B Shares to name two additional directors shall lapse, and the number of Company directors shall reduce to seven, if, six months after the election of two additional Series B directors, the holders of the Series B shares have not exercised the conversion rights granted in Section 7 below.

     6.   Protective Provisions. The Company shall not take any of the following
          ---------------------
actions without the prior affirmative written consent of the holders of at least two-thirds (2/3) of the Series B Shares:

          (a) alter, change or amend (by merger or otherwise) any of the rights, preferences or privileges of the Series B Shares;

          (b) other than as provided in Section 5(c) hereof, amend, restate, alter, modify or repeal (by merger or otherwise) the Articles of Incorporation or the Bylaws of the Company, including, without limitation, amending, restating, modifying or repealing (by merger or otherwise) (i) any certificate of designation or preferences (as in effect from time to time) relating to any series of preferred stock or (ii) any of the rights, preferences and privileges of any other class of capital stock, or the terms or provisions of any option or convertible security;

          (c) (i) create, authorize or issue any securities or shares of any such class or series of securities which rank senior to or on parity with the Series B Shares; (ii) create, authorize or issue any securities or shares of any such class or series of securities the holders of which have the right to cast more than one vote per share, and/or have the right, voting as a class or series, to elect one or more members of the Board of Directors; (iii) create, authorize or issue any securities or shares of any such class or series of securities convertible into, or exercisable, redeemable or exchangeable for, shares of any of the foregoing; (iv) increase or decrease the authorized number of shares of any of the foregoing; or (v) increase or decrease the authorized number of Series B Shares;

          (d) (i) initiate or suffer to exist any Liquidation Event with respect to the Company, (ii) enter into any merger or consolidation with any other Person that results in the holders of the Company's capital stock immediately prior to such transaction owning less than fifty percent (50%) of the voting power of the successor entity's capital stock after such transaction or (iii) otherwise discontinue or dispose of more than ten percent (10%) of the assets of the business of the Company, taken as a whole. For purposes of this Section 6, "Liquidation Event" shall mean any of the following events: (i) the commencement by the Company of a voluntary case under the bankruptcy laws of the United States, as now or hereafter in effect, or the commencement of an involuntary case against the Company, which petition shall not be opposed within fifteen (15) days or be dismissed within sixty (60) days after commencement thereof; (ii) the appointment of a custodian for, or the taking charge by a custodian of, all or substantially all of the property of the Company; (iii) the commencement by the Company or on its behalf or with its consent of any proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect; (iv) the commencement by anyone without the Company's consent of any proceeding of the type set forth in the preceding clause (iii) which is not controverted within fifteen (15) days thereof and dismissed within sixty (60) days after the commencement thereof; (v) the adjudication of the Company as insolvent or bankrupt, or the adoption by the Company of a plan of liquidation, (vi) the occurrence of any Change of Control; or (vii) the filing of a certificate of dissolution on behalf of the Company with the Secretary of State of the State of Minnesota; in any of cases (i) through (vi) above, in a single transaction or series of related transactions. For purposes of this Section 6(d), a "Change of Control" shall be deemed to have occurred upon (i) the consummation of a tender for or purchase of more than fifty percent (50%) of the Company's Common Stock by a third party other than the holder of a majority of the Series B Stock, in a single transaction or series of related transactions, or (ii) any other transaction such that the shareholders of the Company immediately prior to the consummation of such transaction possess less than fifty percent (50%) of the voting securities of the surviving or continuing entity immediately after the transaction, in a single transaction or a series of related transactions unless such transactions have been approved by the vote of all Series B Directors.

          (e) initiate or suffer to exist any recapitalization of the Company, or reclassify any authorized capital stock of the Company into any other class or series of Capital Stock of the Company;

          (f)  redeem any shares of the Company's capital stock;

          (g) (i) acquire, in one or a series of transactions, any equity ownership interest, by way of merger or otherwise, in any Person, or any asset or assets of any Person, where the aggregate consideration payable in connection with such acquisition (including, without limitation, cash consideration, the fair market value of any securities and the net present value of any deferred consideration) is at least $1,000,000, or (ii) make any capital expenditures in excess of $500,000 individually or $1,000,000 for any fiscal year;

          (h) change the number of directors of the Company to a number other than seven (7), or, under the circumstances in Section 5(c), nine (9), or the manner in which the directors are selected, except as set forth in
     Section 5(c) hereof;

          (i) make any material change in the nature of its business as conducted on the date the Series B Shares are issued, or fail to conduct its business in the ordinary course consistent with past practice;

          (j) sell, transfer, convey, lease or dispose of, outside the ordinary course of business, any material assets or properties of the Company, whether now or hereafter acquired, in any transaction or transactions that call for payments in excess of $500,000;

          (k)  establish or purchase any subsidiary;

          (l) enter into any agreements, transactions or leases not in the ordinary course of the Company's business as conducted on the date hereof that call for payments in excess of $250,000;

          (m) incur any new or additional indebtedness which exceeds $500,000, provided that this clause (m) shall not prohibit the extension, renewal, amendment or refinancing (including refinancings with other lenders) of the Company's existing credit facility with Spectrum Commercial Services, a division of Lyon Financial Services, Inc. on terms no more restrictive than those contained in the General Credit and Security Agreement dated November 19, 1998 as amended on August 20, 1999, (except that interest rate "spreads" may increase by no more than 50 basis points over prime and principal amounts advanced against accounts receivable or inventory (but no other amounts of principal) may increase or decrease provided that advance rates are no greater than those currently in effect);

          (n) other than as set forth in an annual compensation plan approved by the Series B Directors, increase management compensation with respect to any Person in an amount greater than ten percent (10%) in any single fiscal year (including without limitation by issuance of warrants, options or other contingent compensation), or hire any employee whose annual compensation will exceed $125,000; or

          (o) except for transactions on customary and reasonable terms, enter into any transaction with (i) any Affiliate of the Company, (ii) any employee of the Company, (iii) any holder of more than five percent (5%) of the outstanding capital stock of any class or series of capital stock of the Company, (iv) any member of the immediate family of any Person set forth in clauses (i), (ii) and (iii) above, or (v) any corporation, partnership, trust or other entity in which any Person set forth in clauses
     (i), (ii), (iii) or (iv) above, or member of the family of any such Person, is a director, officer, trustee, partner or holder of more than five percent (5%) of the outstanding capital stock thereof. For purposes of this Agreement, the members of the "immediate family" of any Person shall consist of the spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, and brothers- and sisters-in-law of such Person.

     7.   Conversion Rights.
          -----------------

          (a)  At Option of Holders.  Holders of Series B Shares may, at their
               --------------------
option, upon surrender of the certificates therefor, convert any or all of their Series B Shares into fully paid and nonassessable shares of Common Stock at any time. The right of holders of Series B Shares to convert their shares shall be exercised by surrendering for such purpose to the Company or any transfer agent for the Series B Shares, and at such other office or offices, if any, as the Board of Directors may designate, certificates representing the Series B Shares to be converted, duly endorsed in blank or accompanied by proper instruments of transfer. Upon the surrender of certificates representing the Series B Shares to be converted, the person converting such shares shall be deemed to be the holder of record of the Common Stock (and such other securities and property as the holders of Series B Shares may be entitled to upon the conversion thereof, as hereinafter provided) issuable upon such conversion, and all rights with respect to the Series B Shares surrendered shall forthwith terminate except the right to receive the Common Stock or other securities, cash or other assets receivable upon such conversion as herein provided.

          (b)  Conversion Rate/Conversion Price.  In addition to the adjustments
               --------------------------------
required by Section 7(e) and 7(f), the conversion of Series B Shares into Common Stock shall be governed by the following: Series B Shares shall be convertible into that number of fully paid and nonassessable shares of Common Stock (calculated as to each conversion to the nearest 1/100th of a share) as shall be determined by multiplying the "Conversion Rate," determined as hereinafter provided, in effect at the time of conversion by the product of (i) the number of shares of Series B Shares to be converted and (ii) the "Initial Conversion Price" applicable to the shares of Series B Shares being converted (as hereinafter defined) and dividing the product of such multiplication by the "Conversion Price" applicable to the Series B Shares being converted, determined as hereinafter provided, in effect at the time of conversion and making any adjustments required by Section 7(e) hereof. The conversion rate shall initially be one and shall be adjusted from time to time as provided in Section 7(e) (such conversion rate, as so adjusted from time to time, being referred to herein as the "Conversion Rate"). The "Initial Conversion Price" for the Series B Shares shall be the price per Series B Share paid to the company upon the issuance thereof. The conversion price for Series B Shares shall initially be equal to the Initial Conversion Price and shall be adjusted from time to time as provided in Section 7(f) (the conversion price for Series B Shares, as so adjusted from time to time, being herein referred to as the "Conversion Price" applicable to such Series B Shares).

          (c)  Reservation of Shares.  A number of shares of authorized but
               ---------------------
unissued Common Stock of the Company sufficient to provide for the conversion of all of the Series B Shares outstanding upon the basis herein provided ("Conversion Common Stock") shall at all times be reserved by the Company, free from preemptive rights, for such conversion. If the Company shall issue any securities or make any change in its capital structure that would change the number of shares of Common Stock into which each Series B Share shall be convertible as herein provided, the Company shall at the same time also make proper provision so that thereafter there shall be a sufficient number of additional shares of capital stock authorized and reserved, free from preemptive rights, for conversion of the outstanding Series B Shares on the new basis. The Company shall comply with all securities laws regulating the offer and delivery of shares of Common Stock upon conversion of Series B Shares and shall list such shares on any national securities exchange on which the Common Stock is listed or have such shares admitted for quotation on the Nasdaq National or Small Cap Market if the Common Stock is admitted for quotation thereon.

          (d)  Fractional Shares.  No fractional shares of Common Stock shall be
               -----------------
issued upon the conversion of Series B Shares but, in lieu of any fraction of a share of Common Stock that would otherwise be issuable in respect of the aggregate number of such shares surrendered for conversion at one time by the same holder, the Company shall pay in cash an amount equal to the product of (a) the "Closing Price" (as defined in the next sentence) of a share of Common Stock on the last trading day before the relevant conversion date and (b) such fraction of a share. The "Closing Price" for each day shall be the last reported sale price regular way or, in case no sale takes place on such day, the average of the closing bid and asked prices regular way on such day, in either case as reported on the New York Stock Exchange Composite Tape, or, if the Common Stock is not listed or admitted to trading on such Exchange, on the principal national securities exchange on which the Common Stock is listed or admitted to trading, or, if the Common Stock is not listed or admitted to trading on any national securities exchange, on the Nasdaq National or Small Cap Market, or, if the Common Stock is not admitted for quotation on the Nasdaq National or Small Cap Market, the average of the high bid and low asked prices on such day as recorded by the National Association of Securities Dealers, Inc. through Nasdaq, or, if the National Association of Securities Dealers, Inc. through Nasdaq shall not have reported any bid and asked prices for the Common Stock on such day, the average of the bid and asked prices for such day as furnished by any New York Stock Exchange member firm selected from time to time by the Company for such purpose, or, if no such bid and asked prices can be obtained from any such firm, the fair market value of one share of the Common Stock on such day as determined in good faith by the Board of Directors of the Company.

          (e)  Conversion Rate Adjustments.  Subject to Section 7(f) hereof, if
               ---------------------------
the Company shall (A) subdivide its outstanding Common Stock into a greater number of shares, (B) combine the shares of its outstanding Common Stock into a smaller number of shares or (C) declare a dividend upon its shares of Common Stock payable in shares of Common Stock, then in each such case the Conversion Rate in effect immediately prior thereto shall be proportionately adjusted so that the holder of any shares of any Series B Shares thereafter surrendered for conversion shall be entitled to receive, to the extent permitted by applicable law, the number and kind of shares of capital stock of the Company that such holder would have owned or have been entitled to receive after the happening of such event had such Series B Shares been converted immediately prior to the record date for such event (or if no record date is established in connection with such event, the effective date for such action). An adjustment pursuant to this Section 7(e) shall become effective immediately after the record date in the case of a stock dividend or distribution, or immediately after the effective date in the case of a subdivision, combination or reclassification.

          (f)  Conversion Price Adjustments. With respect to Series B Shares, if
               ----------------------------
and whenever the Company shall issue or sell any shares of its Common Stock or any securities convertible into or exercisable or exchangeable for shares of Common Stock ("Convertible Securities") for a consideration per share (in the case of the sale of any Convertible Securities, the amount, if any, payable for such Convertible Security and upon the exercise or conversion thereof (and/or upon the exercise or conversion of the securities receivable upon such exercise or conversion) for each share of Common Stock receivable thereby shall be included in determining such consideration per share) less than the Conversion Price applicable to the Series B Shares, in effect immediately prior to the time of such issuance or sale, then, forthwith upon such issuance or sale, such higher Conversion Price(s) for the Series B Shares shall be reduced to a price (calculated to the nearest tenth of a cent) determined by dividing (x) an amount equal to the sum of (A) the number of shares of Common Stock outstanding immediately prior to such issuance or sale multiplied by such higher Conversion Price plus (B) the aggregate consideration, if any, received or receivable by
      ----
the Company for the shares of Common Stock issued or issuable upon the exercise of any issued Convertible Security (and/or upon the exercise or conversion of the security receivable upon such exercise or conversion), by (y) an amount equal to the sum of (A) the number of shares of Common Stock outstanding immediately prior to such issuance or sale plus (B) the number of shares of
                                           ----
Common Stock thus issued or sold or receivable upon the exercise or conversion of the Convertible Securities (or the securities receivable upon the exercise or conversion of such Securities). If any Convertible Securities taken into account in any such adjustment of a Conversion Price subsequently expire without exercise, such Conversion Price shall be recomputed to eliminate the effect of such expired Convertible Securities. However, no adjustment pursuant to this
Section 7(f) shall be required upon the issuance of shares of Common Stock upon conversion of any shares of preferred stock, including the Series B Shares, outstanding prior to such issuance or sale or upon the exercise of options available under the 1996 Directors Stock Option Plan or the 1999 Long-term Incentive Plan of the Company as in effect prior to November 1, 1999.

          (g)  Consolidations, Mergers, Sales of Assets, Reclassifications and
               ---------------------------------------------------------------
Certain Dividends.  In case of any (A) consolidation or merger of the Company
-----------------
with any other company

(other than the merger of a subsidiary of the Company into the Company in a transaction in which the Company is the surviving corporation and the outstanding shares of capital stock of the Company are not exchanged for or converted into any other securities, cash or other property), (B) sale or transfer of all or substantially all of the assets of the Company for cash, securities or other property, (C) any share exchange pursuant to which all of the outstanding shares of Common Stock are converted into other securities or property, or (D) issuance of any shares of the Company's capital stock in connection with a reclassification of the Common Stock, the Company shall, prior to or at the time of such transaction, make appropriate provision or cause appropriate provision to be made so that the holders of each Series B Share then outstanding shall have the right thereafter to receive the kind and amount of shares of stock and other securities and property receivable upon such consolidation, merger, sale, transfer, share exchange or reclassification by a holder of the number of shares of Common Stock into which such Series B Shares could have been converted immediately prior to the effective date of such consolidation, merger, sale, transfer, share exchange or reclassification. If in connection with any such consolidation, merger, sale, transfer, share exchange or reclassification, each holder Common Stock is entitled to elect to receive either securities, cash or other assets upon completion of such transaction, the Company shall provide or cause to be provided to each holder of Series B Shares the right to elect the securities, cash or other assets into which the Series B Shares held by such holder shall be convertible after completion of any such transaction on the same terms and subject to the same conditions applicable to holders of the Common Stock (including, without limitation, notice of the right to elect, limitations on the period in which such election shall be made and the effect of failing to exercise the election).

          (h)  Rounding. All calculations hereunder, unless otherwise specified,
               --------
shall be made to the nearest cent or to the nearest 1/100th of a share, as the case may be.

          (i)  Notices.  Whenever the Conversion Rate or a Conversion Price is
               -------
adjusted as herein provided, the Company shall give prompt notice by mail to the holders of the outstanding Series B Shares of such adjustment, which notice shall set forth the adjustment and the new Conversion Rate or Conversion Price. Notwithstanding the foregoing, failure by the Company to give such notice or a defect in such notice shall not affect the binding nature of such corporate action of the Company.

          (j)  Common Stock Defined.  As used herein, the term "Common Stock"
               --------------------
shall mean and include the presently authorized Common Stock of the Company and shall also include any capital stock of any class of the Company (other than the Series B Shares) hereafter authorized which shall have the right to vote on all matters submitted to the shareholders of the Company and shall not be limited to a fixed sum or percentage in respect of the rights of the holders thereof to participate in dividends or in the distribution of assets upon the occurrence of any Liquidation Event of the Company.

     8.   Preemptive Rights.  If Company offers to sell its common stock,
          -----------------
securities convertible into common stock, or any other debt (excluding debt securities issued to banks or other financial institutions) or equity securities other than the issuance of options or shares to employees, directors and consultants which have been approved by the Series B Directors (the "Additional Securities") it will first offer to the holders of the Series B Shares, or, if applicable, Conversion Common Stock the right to purchase a portion of the Additional Securities such that such holders' aggregate percentage ownership of the Company on a fully diluted basis ("Purchasers' Percentage") will be unchanged. The offer shall set forth the number of shares to be sold, the price, and material terms and conditions.

The right of the holders to purchase in the aggregate Additional Securities up to but not more than the Purchaser's Percentage may be exercised as follows:

          (a) the Company shall provide each holder with written notice of the number of securities to be issued and the cash price therefor;

          (b) each holder shall have the right to purchase that percentage of such securities equal to the ratio that the number of shares of Conversion Common Stock held by such holder bears to the total number of shares of Conversion Common Stock held by all holders;

          (c) second, if not all holders elect to purchase their pro rata share, then as to the excess of the amount of Purchaser's Percentage over the shares taken by holders electing to purchase their pro rata part (such excess to be referred to as the "Unsubscribed Shares"), the holders who do so elect shall be offered the right to acquire pro rata among themselves based on their holdings of Conversion Common Stock; and

          (d) if after such offer, any of the Unsubscribed Shares remain unsold, as to such unsold Unsubscribed Shares, as the holders who agreed to purchase their pro rata part of the Unsubscribed Shares may agree, all within thirty (30) days of notice by the Company of such proposed issuance.

          The Company may, within thirty (30) days, sell the remaining securities not to be purchased by the holders to third parties on the terms and conditions set forth in the offer delivered to holders, and the holders shall be required to deliver the consideration to Company for the securities being purchased by the holders at the same time such third parties are required to deliver their consideration to Company.

          Notwithstanding anything in this Section 8 to the contrary, the holders' rights under this Section 8 shall not apply to (i) the securities of the Company outstanding immediately prior to the issuance of the initial Series B Shares; (ii) shares of common stock issued in connection with any stock split, stock dividends or recapitalization of Company or upon conversion of the Series B Shares; (iv) any borrowings, direct or indirect from financial institutions by the Company, whether or not presently authorized, evidenced by any type of debt instrument with no equity features; (v) securities issued pursuant to an effective registration statement filed with the SEC in connection with a registered public offering; (vi) equity securities issued to a financial institution in connection with any lease financing or debt financing of the Company approved by a two-thirds (2/3) vote of the Board of Directors; or (vii) any transaction in which all directors of the Company elect for this Section 8 not to apply.